Exhibit 10(g)

November 10, 2003

Personal and Confidential

Mr. David S. Aldridge

c/o Superior Essex Inc.

210 Interstate North Parkway

Suite 250

Atlanta, Georgia 30339

Dear David:

This is to confirm that Superior Essex Inc. (or any successor) (“Superior”) intends to enter into an employment agreement with you as a senior executive officer of Superior.  In the event that Superior does not deliver, within three months following the effective date of the Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated July 30, 2003, as amended (the “Plan of Reorganization”), a form of employment agreement consistent with your position as a senior executive officer which provides, among other things, (i) for a base salary and an annual cash bonus opportunity that are no less favorable than those set forth in the employment agreement between you and Superior TeleCom Inc. and Superior Telecommunications Inc. dated January 1, 2001, (ii) that you will participate in Superior’s management equity incentive plan at a level commensurate with your position and (iii) that you will be entitled to receive severance payments and benefits no less favorable than the severance payments and benefits specified below in the event that your employment is terminated by Superior without “cause” or by you for “good reason” within two years following the effective date of the Plan of Reorganization, then you shall have the right to terminate your employment within 30 days following the expiration of such three-month period by delivering written notice of such termination to Superior.  The per share exercise price for the initial grants of stock options under the aforementioned management equity incentive plan shall be equal to a price that is not greater than the per share value assigned to Superior’s common stock, which value shall be based on the mid-point total reorganized value of the common stock established by Rothschild Inc., which is $10.00 per share.(1)

Upon a termination described in the preceding paragraph, you shall be entitled, subject to the conditions and limitations set forth in this letter agreement, to receive the following benefits in respect of such termination (without mitigation or offset except as expressly provided in paragraph 3 below):

(1)           The value is subject to adjustment to the extent the total number of outstanding shares changes from 16,500,000.

1.             A lump sum in cash equal to $144,900, which represents the remaining installment of the “stay bonus” under the Superior TeleCom Inc. Key Employee Retention Plan;

2.             A lump sum in cash equal to $600,000, which amount shall be in lieu of any severance benefit payable to you under the Superior TeleCom Inc. Severance Pay Plan (the “Severance Pay Plan”); and

3.             For one year after the date of termination, you shall continue to participate in the health and welfare plans maintained by Superior as in effect from time to time during such one-year period, on the same basis as Superior provides such plans for its then actively employed executives (which may include, without limitation, medical, dental, executive medical reimbursement, disability and life insurance), and Superior and you shall share the costs of the continuation of such coverage in the same proportion as such costs were shared immediately prior to your termination; provided, however, that such participation shall terminate, or the benefits under such plan shall be reduced, if and to the extent you become covered (or are eligible to become covered) during such period by plans of a subsequent employer or other entity to which you provide services providing comparable benefits or if you fail to pay any required contribution or premium.  Such coverage shall be credited against the time period that you and your dependents are entitled to receive continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

The amounts payable pursuant to paragraphs 1 and 2 above shall be paid to you within 10 days of the effective date of the Release (as defined below).

Notwithstanding the foregoing, any amounts payable pursuant to this letter agreement shall only be payable if you deliver to Superior, and do not exercise your right to revoke, a release (the “Release”) of all claims of any kind whatsoever that you have or may have against Superior and its affiliates and their officers, directors and employees known or unknown as of the date of your termination of employment (other than claims to payments specifically provided hereunder, claims under COBRA, claims to vested accrued benefits under Superior’s tax-qualified employee benefit plans, claims for reimbursement under Superior’s executive medical reimbursement program for any unreimbursed medical expenses incurred on or before your termination, claims for unreimbursed business expenses in accordance with Superior’s policy or rights of indemnification or contribution to which you were entitled under the Plan of Reorganization, Superior’s By-laws, Superior’s Certificate of Incorporation or otherwise with regard to the your service as an employee, officer or director of Superior) occurring up to the release date in such form as reasonably requested by Superior.

In addition, as a condition of the receipt of any amounts payable pursuant to this letter agreement, you hereby acknowledge the existence and applicability of the restrictions set forth in Section 2.5 of the Severance Pay Plan.  The applicable post-employment restriction periods shall commence on the date of termination.

After your employment has terminated pursuant to this letter agreement, Superior shall cover you under directors’ and officers’ liability insurance for events that occurred during your period of employment with Superior in the same amount and to the same extent, if any, as Superior covers its other then officers and directors.

Superior may withhold from any amounts payable under this letter agreement such Federal, state and local taxes as are required to be withheld pursuant to any applicable law or regulation.

This letter agreement may not be altered, modified, or amended except by a written instrument signed by you and Superior.

Nothing in this letter agreement shall be deemed to affect your rights under the Superior TeleCom Inc. Change in Control Severance Pay Plan (the “Change in Control Plan”) or any other plan or arrangement in which you participate on the effective date of the Plan of Reorganization, except as expressly provided otherwise herein and subject to the terms and conditions of such plans or arrangements.  Any benefit you receive under the Change in Control Plan prior to the execution of the employment agreement contemplated by this letter agreement shall be in lieu of the lump sum cash severance benefit described in item 2 above but you shall be eligible for the other payments and benefits provided hereunder.

If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned.

Very truly yours,

SUPERIOR ESSEX INC.

/s/ Tracye Gilleland
Name: Tracye Gilleland
Title: Secretary

Accepted and agreed this 10th day of November, 2003.

/s/ David S. Aldridge
David S. Aldridge